EXHIBIT 99.1

Libbey Inc.
300 Madison Ave
P.O. Box 10060
Toledo, OH 43699

N            E            W            S            R            E            L            E            A            S            E

AT THE COMPANY: Kenneth Boerger VP/Treasurer (419) 325-2279	AT FINANCIAL RELATIONS BOARD: Suzy Lynde Analyst Inquiries (312) 640-6772

FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 3, 2005

LIBBEY INC. ANNOUNCES FOURTH QUARTER RESULTS

SALES INCREASE 6.8 PERCENT FOR QUARTER AND 6.1 PERCENT FOR FULL YEAR
DEBT REDUCED BY $26 MILLION IN FOURTH QUARTER

TOLEDO, OHIO, FEBRUARY 3, 2005—Libbey Inc. (NYSE: LBY) announced that its diluted earnings per share for the fourth quarter ended December 31, 2004, were $0.11 on sales of $154.1 million. The Company reported that its diluted earnings per share for the quarter, as detailed in the attached Table 2, and excluding capacity realignment charges outlined in the attached Table 1 associated with the planned shutdown of its City of Industry, California, plant later this month, were $0.29 per diluted share as compared with $0.52 in the prior-year quarter. As detailed in the attached Table 3, net income per diluted share excluding tax adjustments in the fourth quarter of 2003 was $0.42.

Fourth-Quarter Results

For the quarter-ended December 31, 2004, sales increased 6.8 percent to $154.1 million from $144.3 million in the year-ago quarter. The increase in sales was attributable to growth in sales to customers in the foodservice and export channels of distribution. Shipments to foodservice glass customers were up more than 10 percent for the quarter. In addition, sales of Syracuse China dinnerware, World Tableware products, and Traex products were also all at least 10 percent higher than the year-ago period. Sales to retail customers decreased over 5 percent as compared to the year-ago quarter as the result of exiting some low margin products.

The Company recorded income from operations of $4.3 million during the quarter, which included capacity realignment charges of $2.8 million, as detailed in the attached Table 1.

E-1

This compares with income from operations of $9.9 million in the year-ago quarter. Factors contributing to the decrease, in addition to the capacity realignment charge, were lower capacity utilization as the result of a furnace rebuild, higher distribution costs, increased packaging costs, higher medical expenses, and increased pension expenses.

Pretax equity loss from Vitrocrisa, the Company’s joint venture in Mexico, was a loss of $0.6 million as compared with pretax earnings of $1.4 million in the fourth quarter of 2003. The loss occurred due to significantly higher natural gas costs and a $1.3 million translation loss as compared to a translation gain of $0.6 million in the fourth quarter of 2003.

Interest expense decreased $0.9 million compared with the year-ago period due to lower average interest rates. The effective tax rate decreased to 12.4 percent for the quarter from 15.0 percent in the year-ago period, primarily as a result of statutory tax rate reductions in the Netherlands and Mexico. Net income was $1.5 million, or $0.11 per diluted share, compared with diluted earnings per share of $0.52 in the fourth quarter of 2003. The Company reported that its diluted earnings per share for the quarter, as detailed in the attached Table 2, excluding expenses associated with the planned shutdown of its City of Industry, California facility later this month, were $0.29 per diluted share as compared with $0.52 in the prior-year quarter, which benefited from a 15.0 percent tax rate. As detailed on the attached Table 3, net income per diluted share excluding tax adjustments in the fourth quarter of 2003 was $0.42.

Working Capital Improvements

Trade working capital, defined as inventories and accounts receivable less accounts payable, decreased by $17.6 million from $168.6 million to $151.0 million during the fourth quarter. Total inventories decreased $14.7 million as the Company achieved an aggressive plan for inventory reduction. Total debt was reduced by $26.0 million during the fourth quarter as a result of the land sale in California announced in December 2004, and the reduction in working capital.

Full Year 2004 Results

For the twelve months ended December 31, 2004, sales increased 6.1 percent to $544.8 million from $513.6 million in 2003. The increase in sales was attributable to increased sales to foodservice, retail, and export customers. Sales to foodservice customers of Libbey glass products, Syracuse China dinnerware products, Traex plastic products and World Tableware products were all higher by at least 6 percent when compared with the full year 2003.

Income from operations was $23.9 million compared with $39.7 million in the year-ago period. The capacity realignment charge of $14.5 million associated with the planned closure of the Company’s City of Industry, California, manufacturing facility accounted for most of the $15.8 million change. The variance was also the result of higher expenses for distribution costs, packaging, medical benefits, pension and natural gas.

Equity loss from Vitrocrisa was $1.4 million on a pretax basis as compared to pretax equity earnings of $4.4 million in 2003, as the result of higher natural gas costs, unfavorable sales mix, and a translation loss.

Interest expense decreased $0.4 million as the result of lower interest rates during 2004. The effective tax rate increased to 30.0 percent during 2004 from 15 percent in 2003. The lower rate in 2003 was primarily due to a one-time tax restructuring of the Company’s foreign operations. Net income was $8.3 million, or $0.60 per diluted share, compared with $29.1 million, or $2.11 per diluted share, in the year-ago period. As detailed in the attached Tables 2 and 3, net income per diluted share excluding the capacity realignment charge was $1.34 for 2004 as compared to net income per diluted share excluding tax adjustments of $1.71.

Continued International Expansion

The Company recently announced the successful completion of the acquisition of Crisal-Cristalaria Automatica S. A. (Crisal) located in Marinha Grande, Portugal. John F. Meier, chairman and chief executive officer, commenting on international expansion said, “We are pleased to have consummated the acquisition of Crisal, thereby expanding our presence in a large market for glass tableware, Europe, where our opportunities are substantial. In addition, we are progressing on the engineering and construction of a new glass tableware facility in China, with production expected within the next two years. Expansion of our glass tableware manufacturing capabilities provides the promise of a more competitive profile and access to markets currently underdeveloped for Libbey.”

Stock Option Accounting

In December 2004, the Financial Accounting Standards Board issued a pronouncement requiring companies to expense employee stock options based on their fair value beginning July 1, 2005. Libbey is currently evaluating the financial impact of this pronouncement on expected 2005 results.

Outlook for 2005

Mr. Meier, commenting on the quarter said, “Led by strong sales, our operating performance from continuing operations were in line with our expectations during the fourth quarter. Work still remains at our joint venture, Vitrocrisa. At Libbey, deliberate reduction of machine activity levels coupled with our solid sales allowed us to achieve the inventory reductions we set out to attain.” Looking to 2005, he added, “Our current expectations for 2005 include sales growth of 11 to 13 percent including the recent Crisal acquisition, or 4 percent to 6 percent organic growth, and diluted earnings per share are expected to be in the range of $1.79 to $1.89, excluding any charges related to the capacity realignment. This range does not include any impact from the accounting pronouncement related to the expensing of stock options. This growth in earnings per share should be a result of the savings generated from the closure of our facility in California, the expected increase in sales, and higher capacity utilization. In addition we are counting on a turnaround in our joint venture’s performance. This growth in earnings is expected to occur in spite of an anticipated increase of $8 million in pension and postretirement medical expenses in 2005, approximately $6 million of which will be non-cash.” The Company noted that additional charges related to the capacity realignment are expected to be approximately $2.2 million or $0.11 per diluted share in 2005.

For the first quarter of 2005, the Company expects sales growth of 8 to 10 percent, including Crisal and diluted earnings per share of $0.02 to $0.07 excluding the previously noted expected capacity realignment charges of approximately $0.11 per diluted share.

Webcast Information

Libbey will hold a conference call for investors on Thursday, February 3, 2005, at 11 a.m. Eastern Standard Time. The conference call will be simulcast live on the Internet on both www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=64169&eventID=1009011. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.

The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “believes,” “will,” “estimates,” “anticipates,” or similar phrases.
Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include but are not limited to: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the Company’s joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; whether the Company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:

•	is a leading producer of glass tableware in North America;

•	is a leading producer of tabletop products for the foodservice industry;

•	exports to more than 90 countries; and,

•	provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, in Portugal and in the Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2004, Libbey Inc.’s net sales totaled $544.8 million.

Table 1
 Summary of Capacity Realignment Charge
(Dollars in thousands)

In August 2004, Libbey announced that it is realigning its production capacity in order to improve its cost structure. The plan calls for the closure of its manufacturing facility in City of Industry, California in early 2005 and the realignment of production among its other glass manufacturing facilities. Libbey recorded a pretax charge of $2,785 in the fourth quarter and $14,519 for the year 2004 as detailed below.

	Three months ended	Twelve months ended
	December 31, 2004	December 31, 2004
Pension & retiree welfare	$541	$4,621
Inventory write-down	—	1,905

Included in cost of sales	541	6,526
Fixed asset write-down	25	4,678
Severance & benefits	2,080	3,080
Miscellaneous	139	235

Included in capacity realignment charge	2,244	7,993

Total pretax capacity realignment charge (1)	$2,785	$14,519

(1) Cash receipts (payments):
Land sale proceeds	$16,623	$16,623
Miscellaneous payments	(273)	(290)

Net cash receipts (payments)	$16,350	$16,333

Table 2
Reconciliation of Non-GAAP Measures for Capacity Realignment Charge
(Dollars in thousands, except per-share amounts)

In accordance with the SEC’s Regulation G, the following table provides non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses performance and such non-GAAP measures are relevant to Libbey’s determination of compliance with financial covenants included in its debt agreements. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Reported net income	$1,527	$7,143	$8,252	$29,073
Capacity realignment charge — net of tax	2,440	—	10,163	—

Net income excluding capacity realignment charge	$3,967	$7,143	$18,415	$29,073

Diluted earnings per share:
Reported net income	$0.11	$0.52	$0.60	$2.11
Capacity realignment charge — net of tax	0.18	—	0.74	—

Net income per diluted share excluding capacity realignment charge	$0.29	$0.52	$1.34	$2.11

Table 3
Reconciliation of Non-GAAP Measures for Income Taxes
(Dollars in thousands, except per-share amounts)

In accordance with the SEC’s Regulation G, the following table provides non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

During 2003 a tax restructuring occurred whereby the undistributed earnings of the Company’s joint venture in Mexico were permanently reinvested outside of the United States, thus eliminating the need to record deferred U.S. income tax accruals. The following table reports the net income and net income per diluted share excluding the tax restructuring.

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Reported net income	$1,527	$7,143	$8,252	$29,073
Tax adjustment	—	1,342	—	5,472

Net income excluding tax adjustment	$1,527	$5,801	$8,252	$23,601

Diluted earnings per share:
Reported net income	$0.11	$0.52	$0.60	$2.11
Tax adjustment	—	0.10	—	0.40

Net income per diluted share excluding tax adjustment	$0.11	$0.42	$0.60	$1.71

LIBBEY INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per-share amounts)

	THREE MONTHS ENDED
			Percent
	December 31, 2004	December 31, 2003	Change
Net sales	$154,102	$144,349	6.8%
Freight billed to customers	499	525

Total revenues (2)	154,601	144,874	6.7%
Cost of sales (1)	129,725	116,532

Gross profit	24,876	28,342	(12.2%)
Selling, general and administrative expenses	18,324	18,441
Capacity realignment charge (1)	2,244	—

Income from operations	4,308	9,901	(56.5%)
Equity (loss) earnings — pretax	(588)	1,410
Royalties and net technical assistance income (2)	692	800
Other income (expense)	113	(35)

Earnings before interest and income taxes	4,525	12,076	(62.5%)
Interest expense	2,782	3,674

Income before income taxes	1,743	8,402	(79.3%)
Provision for income taxes	216	1,259

Net income	$1,527	$7,143	(78.6%)

Net income per share:
Basic	$0.11	$0.53

Diluted	$0.11	$0.52	(78.8%)

Weighted average shares:
Outstanding	13,789	13,600

Diluted	13,793	13,654

	TWELVE MONTHS ENDED
			Percent
	December 31, 2004	December 31, 2003	Change
Net sales	$544,767	$513,632	6.1%
Freight billed to customers	2,030	1,965

Total revenues (2)	546,797	515,597	6.1%
Cost of sales (1)	446,335	407,391

Gross profit	100,462	108,206	(7.2%)
Selling, general and administrative expenses	68,574	68,479
Capacity realignment charge (1)	7,993	—

Income from operations	23,895	39,727	(39.9%)
Equity (loss) earnings — pretax	(1,435)	4,429
Royalties and net technical assistance income (2)	2,861	3,022
Other (expense) income	(492)	462

Earnings before interest and income taxes	24,829	47,640	(47.9%)
Interest expense	13,049	13,436

Income before income taxes	11,780	34,204	(65.6%)
Provision for income taxes	3,528	5,131

Net income	$8,252	$29,073	(71.6%)

Net income per share:
Basic	$0.60	$2.12

Diluted	$0.60	$2.11	(71.6%)

Weighted average shares:
Outstanding	13,712	13,734

Diluted	13,719	13,761

(1)	Refer to Table 1 for capacity realignment charge detail.
(2)	Royalties and net technical assistance income are now reported below income from operations.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2004	September 30, 2004	December 31, 2003
		(unaudited)
ASSETS

Cash	$6,244	$1,488	$2,750
Accounts receivable	67,522	66,863	57,122
Inventories	126,625	141,366	125,696
Other current assets	10,770	13,878	10,610

Total current assets	211,161	223,595	196,178

Investments	86,180	87,123	87,574

Other assets	48,851	40,738	40,745

Goodwill	53,689	53,052	53,133

Net property, plant and equipment	173,943	174,578	173,486

Total assets	$573,824	$579,086	$551,116

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$9,415	$19,308	$611
Accounts payable	43,140	39,594	40,280
Accrued liabilities	25,515	23,124	33,555
Capacity realignment reserve	11,213	1,078	—
Other current liabilities	19,320	19,313	14,281
Long-term debt due within one year	115	115	115

Total current liabilities	108,718	102,532	88,842

Long-term debt	215,842	231,947	230,207

Other liabilities	23,262	26,619	27,873

Pension liability	32,668	21,722	17,092

Nonpension postretirement benefits	45,716	46,805	47,245

Total liabilities	426,206	429,625	411,259

Total shareholders’ equity	147,618	149,461	139,857

Total liabilities and shareholders’ equity	$573,824	$579,086	$551,116

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)

	THREE MONTHS ENDED
	December 31, 2004	December 31, 2003
Operating activities
Net income	$1,527	$7,143
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,035	7,821
Equity loss (earnings) — net of tax	449	(2,059)
Capacity realignment charge	2,785	—
Capacity realignment cash payments	(273)	—
Change in accounts receivable	151	6,673
Change in inventories	15,923	4,350
Change in accounts payable	2,763	2,648
Other operating activities	2,691	(11)

Net cash provided by operating activities	33,051	26,565

Investing activities
Additions to property, plant and equipment	(11,930)	(8,806)
Proceeds from sale of land	16,623	—
Other	—	154

Net cash provided by (used in) investing activities	4,693	(8,652)

Financing activities
Net bank credit facility activity	(20,380)	(7,555)
Other net borrowings	(10,725)	(9,522)
Stock options exercised	—	182
Treasury shares purchased	—	2
Dividends	(1,378)	(1,360)
Other	(505)	—

Net cash used in financing activities	(32,988)	(18,253)

Effect of exchange rate fluctuations on cash	—	(2)

Increase (decrease) in cash	4,756	(342)

Cash at beginning of period	1,488	3,092

Cash at end of period	$6,244	$2,750

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)

	TWELVE MONTHS ENDED
	December 31, 2004	December 31, 2003
Operating activities
Net income	$8,252	$29,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,505	28,109
Equity loss (earnings) — net of tax	893	(4,420)
Capacity realignment charge	14,519	—
Capacity realignment cash payments	(290)	—
Change in accounts receivable	(10,280)	(5,632)
Change in inventories	87	(14,116)
Change in accounts payable	2,250	6,413
Other operating activities	(2,186)	(10,217)

Net cash provided by operating activities	42,750	29,210

Investing activities
Additions to property, plant and equipment	(40,482)	(25,718)
Proceeds from sale of land	16,623	—
Dividends received from equity investments	980	4,900
Other	—	897

Net cash used in investing activities	(22,879)	(19,921)

Financing activities
Net bank credit facility activity	(18,000)	(66,254)
Senior notes	—	100,000
Other net borrowings	7,984	(2,275)
Stock options exercised	491	5,387
Treasury shares purchased	—	(38,918)
Dividends	(5,481)	(5,506)
Other	(1,370)	(663)

Net cash used in financing activities	(16,376)	(8,229)

Effect of exchange rate fluctuations on cash	(1)	7

Increase in cash	3,494	1,067

Cash at beginning of year	2,750	1,683

Cash at end of year	$6,244	$2,750

LIBBEY INC.
CONDENSED CONSOLIDATED JOINT VENTURE STATEMENTS OF INCOME
(Dollars in thousands)

	THREE MONTHS ENDED
	December 31, 2004	December 31, 2003
Net sales	$49,272	$47,738
Cost of sales	41,663	39,822

Gross profit	7,609	7,916
Selling, general and administrative expenses	5,511	4,815

Income from operations	2,098	3,101
Translation (loss) gain	(1,281)	642
Other (expense) income	(93)	126

Earnings before interest and taxes	724	3,869
Interest expense	1,924	990

(Loss) income before income taxes	(1,200)	2,879
Income taxes	(284)	(1,324)

Net (loss) income	$(916)	$4,203

	TWELVE MONTHS ENDED
	December 31, 2004	December 31, 2003
Net sales	$189,761	$183,650
Cost of sales	162,046	150,939

Gross profit	27,715	32,711
Selling, general and administrative expenses	22,250	20,626

Income from operations	5,465	12,085
Translation (loss) gain	(1,341)	2,652
Other expense	(463)	(662)

Earnings before interest and taxes	3,661	14,075
Interest expense	6,589	5,036

(Loss) income before income taxes	(2,928)	9,039
Income taxes	(1,106)	18

Net (loss) income	$(1,822)	$9,021

The Company is a 49% equity owner in Vitrocrisa Holding, S. de R.L. de C.V. and related Mexican companies (Vitrocrisa), which manufacture, market and sell glass tableware (beverageware, plates, bowls, serveware and accessories) and industrial glassware (coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and a 49% equity owner in Crisa Industrial, L.L.C., a domestic distributor of industrial glassware for Vitrocrisa in the U.S. and Canada. Summarized combined statements of income for the Company’s investments, accounted for by the equity method under U.S. GAAP, is shown above.